Exhibit 10.1

January 13, 2021

Environmental Impact Acquisition Corp.

525 Madison Avenue

New York, New York 10022

CG Investments Inc. VI

525 Madison Avenue

New York, New York 10022

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Environmental Impact Acquisition Corp., a Delaware corporation (the “Company”), and Canaccord Genuity LLC, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 18,000,000 of the Company’s units (plus up to 2,700,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and one-half of one redeemable warrant. Each whole warrant (each, a “Warrant”) entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in the Prospectus (as defined below). The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on the Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of CG Investments Inc. VI (the “Sponsor”), HB Strategies LLC, an affiliate of Hudson Bay Capital Management LP (“HB”), and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or executive officers (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.	The Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Common Stock (as defined below) owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any shares of Common Stock owned by it, him or her in connection therewith. HB agrees to the foregoing solely with respect to any Founder Shares held by HB, and not to any other securities of the Company that HB may acquire in the Public Offering, open market, privately negotiated transaction, or otherwise.

2.	The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 18 months from the closing of the Public Offering (or up to 24 months from the closing of the Public Offering, if extended), or such later period approved by the Company’s stockholders in accordance with the Company’s second amended and restated certificate of incorporation (as it may be amended from time to time, the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares of Class A Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor, HB (in HB’s capacity as a holder of Founder Shares) and each Insider agrees to not propose any amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the required time period set forth in the Charter, unless the Company provides its public stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares.

The Sponsor, HB and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, and HB further waives, solely with respect to any Founder Shares held by it, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or in the context of a tender offer made by the Company to purchase Offering Shares (although the Sponsor, HB, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

3.	Without limiting the obligations under paragraph 7 hereof, during the period commencing on the date of commencement of sales of the Public Offering and ending 180 days after such date, the Sponsor shall not sell, transfer, assign, pledge or hypothecate any of its Founder Shares or Private Placement Units (or any shares of Class A Common Stock underlying the Private Placement Warrants), or subject any of such securities to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities, except as provided in FINRA Rule 5110(e)(1), which such restrictions shall not be subject to release or waiver, with or without the consent of the Representative, during the period commencing on the date of commencement of sales of the Public Offering and ending 180 days after such date. During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, shares of Common Stock (including, but not limited to, Founder Shares), Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Common Stock (including, but not limited to, Founder Shares), Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4.	In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5.	To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 2,700,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), each of the Sponsor and HB, agrees to forfeit, at no cost, a pro rata number of Founder Shares in the aggregate equal to 675,000 multiplied by a fraction, (i) the numerator of which is 2,700,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 2,700,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Initial Stockholders will own an aggregate of 20.0% of the Company’s issued and outstanding shares of Class A Common Stock after the Public Offering (excluding shares of Class A Common Stock underlying the Private Placement Warrants (as defined below) and shares of Class A Common Stock underlying Warrants included in the Units purchased by HB in the Public Offering).

6.	(a) The Sponsor, HB and each Insider that is an officer of the Company may sponsor or form other special purpose acquisition companies similar to the Company or may pursue other business or investment ventures during the period in which the Company is seeking an initial business combination.

(b) The Sponsor, HB and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 6(a), 7(a), and 7(b), as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.	(a) Except as set forth in paragraph 7(c) hereof, the Sponsor, HB and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or any shares of Class A Common Stock issuable upon conversion thereof) until the earlier of (A) six months after the completion of the Company’s initial Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Sponsor, HB and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants or Insider Warrants (or any securities underlying the Private Placement Warrants or Insider Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants, Insider Warrants and securities underlying the Private Placement Warrants and Insider Warrants that are held by the Sponsor, HB, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, the Sponsor or HB or their respective members, or any affiliate of the Sponsor or HB; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (h) by virtue of the laws of the State of Delaware or HB’s limited liability company agreement upon dissolution of HB; or (i) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to the Company’s completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (e) or (h), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

(d) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), the restrictions contained in Section 7(a) and 7(b) shall apply only to Transfers by HB of Founder Shares and Private Placement Warrants, and nothing contained in Section 7(a) or 7(b) shall prohibit HB or its affiliates from Transferring any other securities of the Company acquired in the Public Offering, open market, privately negotiated transaction, or otherwise.

8.	The Sponsor, HB and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9.	Except as disclosed in the Prospectus, neither the Sponsor, HB, nor any officer, nor any affiliate of the Sponsor, HB, or any officer, nor any director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances up to an aggregate of $300,000 made to the Company by HB; cash compensation to the Representative, or another affiliate of the Sponsor, for acting as placement agent for a private placement or for services in connection with the initial Business Combination that are in addition to the services required to be performed pursuant to the Business Combination Marketing Agreement, entered into by and between the Company and the Representative, that are payable to Representative, contingent on the closing of the initial Business Combination, in amounts consistent with market standards for comparable services; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor, HB, or any of the Company’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants (as defined below), including as to exercise price, exercisability and exercise period.

10.	The Sponsor, HB and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and hereby consents to being named in the Prospectus as a director of the Company.

11.	As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Common Stock” shall mean the Class A common stock and Class B common stock; (iii) “Founder Shares” shall mean the 5,175,000 shares of Class B common stock issued and outstanding (up to 675,000 Shares of which are subject to complete or partial forfeiture by the Initial Stockholders if the over-allotment option is not exercised by the Underwriters) and shares of our Class A common stock issued upon the conversion thereof; (iii) “Initial Stockholders” shall mean the Sponsor, HB, and any Insider that holds Founder Shares; (iv) “Insider Warrants” shall mean an aggregate of 750,000 warrants to be issued to the Sponsor and certain Insiders at the closing of the Public Offering, which warrants will be identical to the Private Placement Warrants (as defined below), including as to exercise price, exercisability and exercise period; (v) “Private Placement Warrants” shall mean the 2,000,000 warrants, including the shares of Class A common stock issuable upon exercise of the private placement warrants, that HB Strategies LLC has agreed to acquire for an aggregate purchase price of $2,000,000, or $1.00 per warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (viii) “Transfer” shall mean: (a) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, any security; (b) the public announcement of any intention to effect any transaction specified in clause (a); (c) with respect to the Sponsor or any Insider, the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security; (d) with respect to the Sponsor or any Insider, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (e) public announcement of any intention to effect any transaction specified in clause (c) or (d).

12.	The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

13.	This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties, except in connection with a Transfer of Founder Shares, Insider Warrants or Private Placement Warrants (including securities underlying such Founder Shares, Insider Warrants or Private Placement Warrants) pursuant to paragraph 7(c) hereof. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, HB and each Insider and their respective successors, heirs and assigns and permitted transferees.

15.	Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16.	This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.	This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

20.	This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by March 31, 2021; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

21.

Without the prior written consent of HB, the Company has not provided, and shall not provide, to any party contract terms, rights or benefits more favorable, in form or substance, than those provided to HB by this Agreement, unless, in any such case, HB has been provided with such contract terms, rights and benefits.

[Signature Page Follows]

Sincerely,

CG INVESTMENTS INC. VI

By:	/s/ Jeffrey Barlow
	Name:	Jeffrey Barlow
	Title:	Director

HB STRATEGIES LLC

By:	/s/ George Antonopoulos
	Name:	George Antonopoulos
	Title:	Authorized Signatory

By:	/s/ Daniel Coyne
Name: Daniel Coyne

By:	/s/ Marc Marano
Name: Marc Marano

By:	/s/ Andrew Viles
Name: Andrew Viles

By:	/s/ Jennifer Pardi
Name: Jennifer Pardi

By:	/s/ Deval Patrick
Name: Deval Patrick

By:	/s/ David Brewster
Name: David Brewster

By:	/s/ Dean Seavers
Name: Dean Seavers

Acknowledged and Agreed:

ENVIRONMENTAL IMPACT ACQUISITION CORP.

By:	/s/ Daniel Coyne
	Name:	Daniel Coyne
	Title:	Chief Executive Officer and Director

CANACCORD GENUITY LLC

By:	/s/ Andrew Viles
	Name:	Andrew Viles
	Title:	Vice President

[Signature page to Letter Agreement]

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